                               Exhibit 28.1


           Agreement of Purchase and Sale dated April 11, 1995 by and among Chattem, Inc., Chattem Chemicals, Inc. and Elcat, Inc.

                          AGREEMENT OF PURCHASE AND SALE

                                   By and Among

                         CHATTEM CHEMICALS, INC., as Buyer,

                              ELCAT, INC., as Parent

                                       and

                              CHATTEM, INC., as Seller

                                 TABLE OF CONTENTS

1.  Purchase and Sale of Assets...........................................  2

2.  Assumption of Certain Liabilities; Excluded Obligations...............  6

3.  Purchase Price; Allocation; Adjustments...............................  8

         (a) Purchase Price...............................................  8
         (b) Adjustments to Purchase Price................................  8
         (c) Allocation................................................... 10
         (d) Escrow....................................................... 11

4.  Closing Date.......................................................... 11

5.  Delivery and Payment; Further Assurances.............................. 11

         (a) Mutual Deliveries............................................ 11
         (b) Seller at Closing............................................ 12
         (c) Buyer and Parent at Closing.................................. 13
         (d) Further Assurances........................................... 14

6.  Representations and Warranties by Seller.............................. 15

         (a) Organization, Standing and Qualification..................... 15
         (b) Authority and Binding Effect................................. 16
         (c) Approvals, etc. ............................................. 16
         (d) No Conflict.................................................. 17
         (e) Financial Information........................................ 18
         (f) Title to Properties; Location of Assets, etc. ............... 19
         (g) Labor Matters; Employee Benefit Matters...................... 20
         (h) Claims and Litigation........................................ 21
         (i) Licenses..................................................... 22
         (j) Compliance with Laws and Other Requirements.................. 23
         (k) Environmental Matters........................................ 24
         (l) OSHA......................................................... 26
         (m) Backlog...................................................... 26
         (n) Contracts.................................................... 26
         (o) Intellectual Property........................................ 28
         (p) Insurance.................................................... 28
         (q) Accounts Receivable.......................................... 29
         (r) Taxes........................................................ 29
         (s) No Adverse Change............................................ 30
         (t) Transactions with Affiliates................................. 30
         (u) Brokers...................................................... 30
         (v) Relationship with Vendors and Customers...................... 31
         (w) Disclosures.................................................. 31

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7.  Representations and Warranties by Buyer and Parent.................... 31

         (a) Organization, Standing and Qualification..................... 31
         (b) Authority and Binding Effect................................. 32
         (c) Approvals, etc. ............................................. 32
         (d) No Conflict.................................................. 32
         (e) Claims and Litigation........................................ 33
         (f) Financing.................................................... 33
         (g) Brokers...................................................... 34
         (h) Full Disclosure.............................................. 34

8.  Pre-Closing Covenants and Agreements.................................. 34

         (a) Conduct of Business Prior to Closing......................... 34
         (b) Continued Information........................................ 36
         (c) Access....................................................... 37
         (d) No Inconsistent Activities................................... 37
         (e) Confidentiality.............................................. 37

9.  Conditions Precedent to Buyer's and Parent's Obligations.............. 38

10. Conditions Precedent to Seller's Obligations.......................... 41

11. Indemnification....................................................... 43

         (a) Indemnity from Seller........................................ 43
         (b) Indemnity from Buyer......................................... 44
         (c) Notice and Opportunity to Defend............................. 45
         (d) Limitation on Liability...................................... 47
         (e) Adjustments.................................................. 48

12. Miscellaneous Covenants and Agreements................................ 48

         (a) Bulk Sales Compliance........................................ 48
         (b) Consents to Assignment....................................... 49
         (c) Confidentiality.............................................. 49
         (d) Release of Information....................................... 51
         (e) Finders...................................................... 51
         (f) Access to Customers and Suppliers............................ 51
         (g) Reimbursement of Separation Expenses......................... 52
         (h) Reimbursement of Environmental Expenses...................... 52
         (i) Reimbursement Account........................................ 52
         (j) Reimbursement of TBHQ Expenses............................... 54
         (k) Accounts Receivable Matters.................................. 55
         (l) Survival..................................................... 55
         (m) Approvals; HSR Indemnity..................................... 55
         (n) Financial Review............................................. 55

13. Termination........................................................... 56

         (a) Termination Generally........................................ 56

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         (b) Asset Casualty............................................... 57
         (c) Effect of Termination........................................ 58

14. Notices............................................................... 58

15. Miscellaneous......................................................... 60

         (a) Entire Agreement............................................. 60
         (b) No Waiver; Remedies.......................................... 60
         (c) Specific Performance......................................... 61
         (d) Assignment; Benefits......................................... 61
         (e) Headings; References......................................... 61
         (f) Cooperation.................................................. 62
         (g) Transaction Expenses......................................... 62
         (h) Counterparts................................................. 62
         (i) Severability................................................. 62
         (j) Governing Law; Jurisdiction.................................. 64

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                     INDEX OF EXHIBITS, SCHEDULES AND APPENDICES

Exhibit A    Real Property
Exhibit B    Form of License Agreement
Exhibit C    Allocation of Purchase Price
Exhibit D    Form of Registration Rights Agreement
Exhibit E    Form of Escrow Agreement
Exhibit F    Form of Shareholders Agreement
Exhibit G    Form of Bill of Sale and Assumption Agreement
Exhibit H    Form of Transition Period Agreement
Exhibit I    Form of Real Property Purchase Agreement
Exhibit J    Form of Non-Competition Agreement
Exhibit K    Form of Requirements Agreement
Exhibit L    Certificate of Amendment

Schedule 1(b)  Equipment
Schedule 1(c)  Inventory
Schedule 1(d)  Serviced Accounts
Schedule 1(i)  Accounts Receivable
Schedule 1(j)  Intellectual Property
Schedule 6(a)  Locations of Business and Acquired Assets
Schedule 6(d)  Conflicts
Schedule 6(f)  Encumbrances and Liens
Schedule 6(h)  Labor Matters
Schedule 6(i)  Claims and Litigation
Schedule 6(l)  Environmental Matters
Schedule 6(m)  OSHA
Schedule 6(q)  Insurance
Schedule 6(r)  Accounts Receivable
Schedule 6(s)  Taxes
Schedule 6(u)  Transactions with Affiliates
Schedule 6(w)  Relationship with Vendors and Customers
Schedule 12(j) TBHQ Expenses

Appendix I     Customer Contracts
Appendix II    Leases
Appendix III   Vendor Contracts
Appendix IV    Licenses
Appendix V     Financial Statements and Accounts Payable

                         AGREEMENT OF PURCHASE AND SALE
                         ______________________________


          THIS AGREEMENT OF PURCHASE AND SALE (together with all Exhibits, Schedules and Appendices attached hereto and incorporated herein by reference, the "Agreement"), dated as of April 11, 1995, is among CHATTEM, INC., a Tennessee corporation having its principal place of business and chief executive office located at 1715 West 38th Street, Chattanooga, Tennessee 37409 ("Seller"), CHATTEM CHEMICALS, INC., a Delaware corporation having its principal place of business and chief executive office located at 163 Washington Valley Road, Warren, New Jersey 07059 ("Buyer"), and ELCAT, INC., a Delaware corporation having its principal place of business and chief executive office located at 163 Washington Valley Road, Warren, New Jersey 07059 and the parent corporation of Buyer ("Parent").

          WHEREAS, Seller, through its chemical division, engages in the business of developing, producing, manufacturing and selling custom and fine chemical products (the "Business"), with its principal products including aluminum hydroxides, glycine and specialty aluminum derivatives (together with all other products of the Business, the "Products"); and

          WHEREAS, Seller wishes to well to Buyer, and Buyer is willing to purchase from Seller, certain assets relating to the Products and the Business (as hereinafter further defined, the "Acquired Assets");

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

          1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing (as hereinafter defined), the Acquired Assets as hereinafter specified, and Buyer shall assume the Assumed Liabilities (as hereinafter defined). Seller agrees that the Acquired Assets shall be conveyed free and clear of all liabilities (other than the Assumed Liabilities), obligations, liens, claims and encumbrances of any kind, except Permitted Liens (as hereinafter defined). The Acquired Assets shall consist of:

             (a) all fixed assets used in or necessary for the conduct of the Business, including the real property described on EXHIBIT A and the buildings, improvements and other assets affixed thereto (the "Real Property");

             (b) all machinery, equipment (including laboratory equipment), tools, furniture, fixtures, supplies (including laboratory, office, packaging and shop supplies), and other personal property used in or necessary for the conduct of the Business or the manufacture of the Products, including without limitation all of those items listed or described on SCHEDULE 1(B) (the "Equipment"), PROVIDED that shared laboratory equipment used by Seller in connection with the Business and with any other business of Seller shall not be included in the Acquired Assets unless specifically listed on SCHEDULE 1(B);

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             (c) all inventories (including raw materials, work-in-process, finished parts and finished goods) used in or necessary for the conduct of the Business or the manufacture of the Products, including without limitation all of those items listed or described on SCHEDULE 1(C) (the "Inventory");

             (d) all customer accounts arising from or serviced by the Business, a complete and current listing of which is attached hereto as
SCHEDULE 1(D) (the "Serviced Accounts");

             (e) Seller's rights under all contracts, purchase orders, commitments, and arrangements in respect of the Serviced Accounts attached hereto as APPENDIX I (the "Customer Contracts");

             (f) Seller's rights under all contracts, purchase orders, commitments and arrangements in respect of leased machinery or equipment, including without limitation machinery or equipment of the type described in
SECTION 1(B) hereof, used in or necessary for the conduct of the Business and attached hereto as APPENDIX II (the "Leases");

             (g) Seller's rights under all contracts, purchase orders, commitments and arrangements with vendors for supplies, requirements or services relating to the Business or the Products attached hereto as APPENDIX III (the "Vendor Contracts");

             (h) all records, files, vendor lists, customer documentation, order, sales and receivables histories, operation sheets, routing sheets, notebooks, research reports, quality control records, inventory records, books of account, accounting records, data bases, computer software, programs and related

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computer materials (including tapes, discs and punch cards), and records, books and other documents relating to the Business, the Products and the Serviced Accounts;

             (i) all accounts receivable attributable to the Business, a complete and current listing and aging of which is attached hereto as
SCHEDULE 1(I) (the "Accounts Receivable");

             (j) all of the Seller's proprietary rights in respect of the Acquired Assets and the Business, including without limitation all worldwide rights, title and interests in and to patents, trademarks (registered or unregistered), trade names, service marks, assumed names, copyrights, all applications for any of the foregoing, formulae, trade secrets, processes, know-how, confidential information, research, inventions, inventors' notes, laboratory reports, drawings, designs, customer lists, vendor lists, all information similar to any of the foregoing, goodwill relating to the Business and the Acquired Assets, and marketing rights in connection with all of the foregoing, including without limitation all of those items listed or described on SCHEDULE 1(J) (the "Intellectual Property"); PROVIDED, HOWEVER, that the Acquired Assets shall not include the right to use the name "Chattem" except to the extent provided in a license agreement to be executed at the Closing in substantially the form of EXHIBIT B (the "License Agreement:);

             (k) all records (including without limitation compensation information and job descriptions) relating to managers and employees of the Business;

             (l) all licenses, consents, permits, variances, certifications, and approvals of government agencies held by Seller relating solely to the Business or the Acquired Assets, to the extent transferable under applicable law, attached hereto as APPENDIX IV (the "Licenses");

             (m) all warranties, claims and causes of action (and the benefit of any and all collateral or security given in connection therewith) inuring to the benefit of Seller relating to the Business or any of the Acquired Assets; and

             (n) all other assets used in or necessary for the conduct of the Business not otherwise described in this Agreement of any character whatsoever, whether personal, tangible or intangible, and wherever located, owned by Seller except as specifically excluded herein.

          Buyer and Seller expressly agree that Seller is not making any representations in this Agreement that the Acquired Assets are all those that are or will be necessary for the conduct of the Business by Buyer on or after the Closing Date (as hereinafter defined). Buyer and Seller further expressly agree that the Acquired Assets shall not include (i) cash on hand or deposited in banks as of the Closing Date, (ii) the rights to any of Seller's claim for any federal, state, local or foreign tax refund, (iii) policies of insurance acquired by Seller in connection with the Acquired Assets, (iv) any assets, properties or rights of Seller not used in or necessary for the conduct of the Business, or (v) tax returns, books of account or other records

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having to do with the corporate organization of Seller (the "Excluded
Assets").

          2. ASSUMPTION OF CERTAIN LIABILITIES; EXCLUDED OBLIGATIONS.
             (a) At the closing, Buyer shall assume, subject to the limitations set forth in this Agreement, (i) those obligations of Seller which are expressly set forth in and by the terms of the particular Customer Contracts, Leases, and Vendor Contracts attached as APPENDICES I, II, and III, respectively, as updated as of the Closing Date, (ii) the Accounts Payable (as hereinafter defined) detailed in APPENDIX V, as updated as of the Closing Date, and (iii) all obligations, responsibilities and liabilities of the Business or relating to the Acquired Assets arising after the Closing Date; PROVIDED, that Buyer shall not be deemed to have assumed any obligations under this SECTION 2 or otherwise to the extent that such obligations were due to be performed prior to the Closing Date and are in default as of the Closing Date (the "Assumed Liabilities").

             (b) Notwithstanding anything to the contrary in this Agreement, except only as expressly set forth in SECTION 2(A), Buyer shall not assume or be liable for any or all of Seller's debts, liabilities or obligations, including without limitation, any debts, liabilities or obligations arising out of the following (the "Excluded Obligations"):

                 (i) Seller's operation of any of the Acquired Assets or the Business prior to the Closing Date;

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                 (ii)   any violation of any of the representations,
             warranties, covenants or agreements of Seller contained in this Agreement;

                 (iii) Federal, state, county, local, foreign or other income, sales, use, real estate, excise, employee payroll or other taxes or assessments (including interest and penalties thereon) of any kind whatsoever payable in or attributable to any period prior to the Closing Date;

                 (iv) any claims for personal injury, property damage, product liability or strict liability, incurred or relating to any period prior to the Closing Date (whether or not then asserted), including workers' compensation;

                 (v) any claims alleging damage to the environment under any existing law or similar claims with respect to the operation of any of the Acquired Assets or the Business prior to the Closing Date (notwithstanding any disclosure in Schedule 6(l) of this Agreement of any matters, conditions or facts which might give rise to any such claims, which matters, conditions or facts shall be and continue to be Excluded Obligations under this Agreement);

                 (vi) any claim of violation or infringement of any copyright, patents, trademark or trade name right or other intellectual property right of any person or entity occurring prior to the Closing Date;

                 (vii) any claim of civil or criminal liabilities or penalties (including interest) imposed on account of any act or omission of Seller or its officers, directors, employees or agents, occurring, arising or existing prior to the Closing Date;

                 (viii) contingent liabilities of Seller of any kind
             incurred, arising, accruing, or existing prior to the Closing
             Date;

                 (ix) any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other employee plans or arrangements, or any policies, handbooks, or custom or practice, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time prior to the Closing Date; and

                 (x) liabilities resulting from the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable.

          3. PURCHASE PRICE; ALLOCATION; ADJUSTMENTS.
             (a) PURCHASE PRICE. In consideration of the sale and delivery of the Acquired Assets by Seller to Buyer, and in reliance upon the representations and warranties made by Seller in this Agreement, Buyer shall pay to Seller Twenty-Five Million Dollars ($25,000,000.00) (the "Purchase Price"), such Purchase Price to be payable as follows: (i) Twenty Million Dollars ($20,000,000.00) cash payable at Closing (the "Cash Portion"), subject to adjustment as described in SECTION 3(B) hereof, and (ii) one or more stock certificates representing Five Million ($5,000,000.00) face amount of the 13.125% Cumulative Convertible Preferred Stock (the "PIK Stock") of Parent, to be delivered at Closing (the "Stock Payment"), subject to adjustment as described in SECTION 3(B) hereof.

             (b) ADJUSTMENTS TO PURCHASE PRICE.

                 (i) The Cash Portion and the Stock Payment will be adjusted upwards or downwards, dollar-for-dollar in the aggregate, to reflect any variation in Net Working Capital of the Business (as hereinafter defined) as of the close of business on the Closing Date from Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00). Any adjustment pursuant to this SECTION 3(B) shall be allocated 80% to (or from) the Cash Portion and 20% to (or from) the Stock Payment.

                 (ii) As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the "Statement") setting forth the Net Working Capital of the Business as of the close of business on the Closing Date and setting forth in detail the basis for the calculation thereof. Seller and its independent auditors shall have the right to monitor the preparation of the Statement, and Buyer shall give Seller and its independent auditors reasonable access to the books and records of the Business for such purpose and for purposes of verifying the Statement when received. If Buyer shall fail to deliver the statement within such sixty (60) day period, then there shall be no adjustment to decrease the Purchase Price in accordance with this Section 3(b), unless Buyer's failure to deliver the Statement within such sixty (60) day period is as a result of any act or omission of Seller.

                 (iii) If Seller fails to notify Buyer in accordance with the terms of this clause (iii) of any dispute respecting any item contained in the Statement within thirty (30) days of Seller's receipt of the Statement, the Statement shall be the "Final Statement". If Seller timely notifies Buyer of any such dispute (in a writing setting forth in sufficient detail the basis of such dispute), and Seller and Buyer cannot resolve such dispute within fifteen (15) days after receipt by Buyer of such notice, such dispute shall be resolved by Ernst & Young ("E&Y"), or if E&Y is unable to so act, by another independent accounting firm selected by E&Y (E&Y or such other accounting firm so engaged shall hereinafter be referred to as the "Independent Accounting Firm"). The determination of the Independent Account Firm as to Net Working Capital shall be made as promptly as practicable, shall be final and binding on both Buyer and Seller, and shall constitute the Final Statement. Any expenses relating to engagement of the Independent Accounting Firm shall be shared equally by Buyer and Seller.

                 (iv)  Any adjustment to the Stock Payment required by this
SECTION 3 (B) shall be reflected in the face amount of one or more replacement certificates for the PIK Stock to be issued by Buyer within ten
(10) business days after receipt by the parties of the Final Statement. Subject to Section 3(d) hereof, Buyer or Seller, as appropriate, shall make any payment required as a result of an adjustment to the Cash Portion in cash or by certified funds or wire transfer of immediately available funds within ten (10) business days after receipt by the parties of the Final Statement.

                 (v) As used in this Agreement, the term "Net Working Capital" shall mean the sum of the following as of the close of business on the Closing Date: (A) accounts receivable of the Business and (B) inventory of the Business, valued at the lesser of Seller's historical cost or the then current market price, less (C) accounts payable of Seller relating to the Business.

             (c) ALLOCATION. The allocation of the Purchase Price among the Acquired Assets shall be as set forth on EXHIBIT C.

Buyer and Seller hereby covenant and agree that neither will take a position on any income tax return or with any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with such allocation or the characterization of any other payments described in this Agreement.

             (d) ESCROW. In order to secure its obligations under SECTION 3(A) above, Seller shall deliver to an escrow agent, mutually acceptable to Buyer and Seller, an amount in cash or certified funds or by wire transfer of immediately available funds equal to $500,000.00 to be held in escrow until release in accordance with the terms of the Escrow Agreement in substantially the form of EXHIBIT E (the "Escrow Agreement") upon delivery of the Final Statement in accordance with the provisions of this Section 3.

          4. CLOSING DATE. Subject to the terms of this Agreement, the closing of the purchase of the Acquired Assets (the "Closing") shall take place at 10:00 a.m., on May 15, 1995, at the offices of Miller & Martin, 1000 Volunteer Building, Chattanooga, Tennessee 37402, or at such later time or date or other location as mutually agreed upon in writing by the parties hereto, but in no event later than July 1, 1995. The term "Closing Date" means the date on which the Closing occurs.

          5. DELIVERY AND PAYMENT; FURTHER ASSURANCES.

             (a) MUTUAL DELIVERIES. At the Closing and subject to the terms of this Agreement, the following documents shall be duly executed and delivered by each of the parties thereto:

                 (i) a Registration Rights Agreement between Parent and Seller, in substantially the form of EXHIBIT D;

                 (ii) the Escrow Agreement among Buyer, Seller, and an escrow agent mutually acceptable to Buyer and Seller;

                 (iii) the License Agreement between Seller and Buyer with respect to Buyer's continued use of the name "Chattem";

                 (iv) a Shareholders Agreement between Parent and Seller, with respect to ownership of the capital stock of Parent, in substantially the form of EXHIBIT F;

                 (v) a Bill of Sale and Assumption Agreement between Buyer and Seller with respect to the Acquired Assets and the Assumed Liabilities, in substantially the form of EXHIBIT G;

                 (vi) a Transition Period Agreement between Buyer and Seller with respect to the provision by Seller of certain services to Buyer, in substantially the form of EXHIBIT H;

                 (vii) a Real Property Purchase and Sale Agreement between Buyer and Seller, in substantially the form of EXHIBIT I;

                 (viii) a Non-Competition Agreement between Buyer and Seller, in substantially the form of EXHIBIT J, and a Consulting, Confidentiality and Non-Competition Agreement between Buyer and Robert M. Boyd, Jr., in substantially the form of EXHIBIT K; and

                 (ix) a Requirements Agreement between Buyer and Seller with respect to the manufacture by Buyer of certain products for Seller, in substantially the form of EXHIBIT L.

             (b) SELLER AT CLOSING. At the Closing and subject to the terms of this Agreement, Seller shall deliver or cause to be delivered to Buyer:

                 (i)    full and actual possession of all of the Acquired
             Assets;

                 (ii) a release of each lien, security interest, judgment, claim or other encumbrance to which any of the Acquired Assets may be subject other than the Permitted Liens, in form and substance reasonably satisfactory to Buyer;

                 (iii) an opinion of Seller's counsel in form and substance reasonably satisfactory to Buyer;

                 (iv) all documents and other information required to make each Schedule and Appendix hereto, and in particular SCHEDULES 1(D) and 1(I), APPENDICES I, II, III, and IV hereof, and the Accounts Payable portion of APPENDIX V hereof, complete and current;

                 (v)    a certificate of the Secretary of Seller respecting
             (i) Seller's Charter and By-Laws, (ii) resolutions of Seller's Board of Directors, and (iii) the incumbency of Seller's officers;

                 (vi) the Officer's Certificate described in SECTION 9(H) hereof;

                 (vii) Seller's Charter, certified as of a recent date by the Secretary of State of Tennessee;

                 (viii) certificates as to Seller's qualification and
             status, dated no more than ten (10) days prior to the Closing Date, issued by the Secretary of State of Tennessee and of each other jurisdiction in which Seller is qualified to do business; and

                 (ix) all other documents, agreements, certificates, consents and assignments, including without limitation assignments in the form required by the United States Patent and Trademark Office, required to be delivered to Buyer under the provisions of this Agreement or reasonably requested by Buyer to effect the transfer of the Acquired

             Assets to Buyer and the other transactions contemplated by this Agreement.

             (c) BUYER AND PARENT AT CLOSING. At the Closing and subject to the terms of this Agreement, Buyer and/or Parent shall deliver or cause to be delivered to Seller:

                 (i) a cashiers or certified check (or, at Buyer's option, a wire transfer of immediately available funds), in the amount of the Cash Portion;

                 (ii)   the Stock Payment;

                 (iii) an opinion of Buyer's counsel, in form and substance reasonably satisfactory to Seller;

                 (iv)   a certificate of the Secretary of Buyer respecting
             (i) Buyer's Certificate of Incorporation and By-Laws, (ii) resolutions of Buyer's Board of Directors; and (iii) the incumbency of Buyer's officers;

                 (v)    a certificate of the Secretary of Parent respecting
             (i) Parent's Certificate of Incorporation and By-Laws, (ii) resolutions of Parent's Board of Directors, and (iii) the incumbency of Parent's officers;

                 (vi) the Officers' Certificates described in SECTION 10(E) hereof;

                 (vii) Buyer's Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware;

                 (viii) certificates as to Buyer's qualification and status, dated no more than ten (10) days prior to the Closing Date, issued by the Secretary of State of each of Delaware and Tennessee;

                 (ix) Parent's Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware;

                 (x) a certificate as to Parent's qualification and status, dated no more than ten (10) days prior to the Closing Date, issued by the Secretary of State of Delaware; and

                 (xi) all other documents, agreements and certificates required to be delivered to Seller under the provisions of this Agreement or reasonably requested by Seller to effect the transactions contemplated by this Agreement.

             (d) FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request and without further consideration, Seller shall execute and deliver bills of sale and assignments of the Acquired Assets and such other instruments of sale, transfer conveyance, and confirmation and take such other action as Buyer may reasonably deem necessary in order to transfer to Buyer and confirm Buyer's title to the Acquired Assets, free and clear of any and all liabilities (other than the Assumed Liabilities and the Permitted Liens) and to put Buyer in actual possession and operating control thereof.

          6. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Buyer as follows:

             (a) ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and is duly qualified to do business and in good standing under the laws of each other jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the lack of qualification would not have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business. Seller has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted, and to own, lease or operate its properties as and in the places where such business is now conducted and where such properties are now owned, leased or operated. Seller's principal place of business and chief executive office is and as of the Closing Date will be located at 1715 West 38th Street, Chattanooga, Tennessee 37409. Set forth on SCHEDULE 6(A) is a list of all other locations where Seller has conducted the Business or has held or operated any of the Acquired Assets within the last ten (10) years.

             (b) AUTHORITY AND BINDING EFFECT. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and all corporate and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken and have been approved by Seller's Board of Directors. This Agreement has been duly executed and delivered by a duly authorized officer of Seller, and constitutes, and will constitute on the Closing Date, the valid and binding obligation of Seller, enforceable in accordance with its terms.

             (c) APPROVALS, ETC.

                 (i) No approval, consent, withholding of objection or other authorization is required from, and no filing or registration is required to be made with, any court, administrative agency or governmental authority in connection with this Agreement or the transactions contemplated hereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) compliance with and filings under state environmental statutes, if applicable, and (iv) approvals, consents, withholdings of objection or other authorizations, filings and registrations where the failure to obtain the same would not have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business.

                 (ii) Seller has no reason to believe that it will be unable to obtain the third party approvals described in SECTION 10(I) hereof.

             (d) NO CONFLICT. Except as set forth on SCHEDULE 6(D), neither execution and delivery nor performance by Seller of this Agreement or of the transactions contemplated hereby will, with or without giving of notice or passage of time or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on any of the Acquired Assets pursuant to, (i) any provision of Seller's Charter or By-Laws, (ii) the terms of any equity securities or debt instruments issued by Seller, (iii) any (A) franchise, mortgage, deed of trust, lease, license, loan agreement or other agreement or understanding, (B) law, ordinance, rule or regulation, or (C) order, judgment, award, decree, permit, license or registration, to which Seller is a party or by which

Seller or any of the Acquired Assets may be bound or affected, or (iv) any license, permit, approval, or registration issued by any governmental authority or other organization and held by Seller, except where the conflict, default, right to accelerate, loss of rights, lien, charge or encumbrance would have have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business; nor will such execution, delivery or performance by Seller give any party with rights under any equity security, debt instrument, franchise, mortgage, deed of trust, lease, license, loan agreement or other material agreement or understanding the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder, except for such rights as to which requisite waivers or consents have been obtained.

             (e) FINANCIAL INFORMATION.

                 (i) Seller has delivered to Buyer a listing of fixed assets and summaries of accounts receivable, accounts payable and inventory and the income statement of the Business as of November 30, 1994 (the "Financial Statements"), a copy of which is annexed hereto as APPENDIX V. Except as provided in Section 12(n) of this Agreement, the Financial Statements are in the aggregate and all material respects accurate, complete and in accordance with the books and records of the Business and present fairly the information disclosed thereon as of their respective dates and the results of operations of the Business for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), PROVIDED that all of the footnotes required by GAAP for complete financial statements are not included. The books of account of the Business reflect in all material respects all of its items of income and expense, and all of its assets, liabilities and accruals required to be reflected herein in accordance with GAAP.

                 (ii) Seller has delivered to Buyer a complete listing of all accounts payable and accrued expenses for the Business as of February 28, 1995 (the "Accounts Payable"), a copy of which is annexed hereto as APPENDIX
V. APPENDIX V specifies for each Account Payable the payee, the face amount of each payable, the age of each payable, and any defenses, set-offs or counterclaims that may exist with respect thereto. All of the Accounts Payable have arisen in the ordinary course of business consistent with past practice. None of the Accounts Payable are more than thirty (30) days overdue or otherwise subject to any penalty, finance charge or surcharge. None of the Accounts Payable represent cash overdrafts, intercompany payables, or indebtedness or other accounts between Seller and the Business.

             (f) TITLE TO PROPERTIES; LOCATION OF ASSETS, ETC. Seller currently has (except only as set forth on SCHEDULE 6(F), and as of the Closing (except for sales of Inventory between the date hereof and the Closing in the ordinary course of business) Seller will have and convey to Buyer without exception, good and marketable title to all of the Acquired Assets, free and clear of all liens, leases, encumbrances, taxes (except such sales taxes, excise taxes and other taxes required under law to be paid by Buyer under this Agreement), claims, liabilities, equities, security interests, charges and restrictions of any kind or nature whatsoever, except for liens for current real or personal property taxes not yet due and payable, liens disclosed on SCHEDULE 6(F), worker's, carriers and materialmen's liens, and liens that would not have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business, and which will not detract from the value of the properties or interfere with the present use of the properties they affect and which in the aggregate do not result in Buyer incurring an expense or cost in excess of $25,000.00 ("Permitted Liens"). The Acquired Assets currently are and as of the Closing will be (i) owned or leased by Seller, (ii) except as set forth on SCHEDULE 6(F), in good operating condition and repair, free from any material defect, except for normal wear and tear, (iii) all those necessary for or used in the conduct of the Business as it is presently operated, and
(iv) in conformity with all applicable laws, ordinances, codes, rules and regulations relating to their construction, use, operation and maintenance, except where the nonconformity would not have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business. All of the Acquired Assets are, and as of the Closing Date will be, located at the address for Seller set forth in the preamble to this Agreement. No person or entity other than Seller owns any vehicles, equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased items disclosed on SCHEDULE 6(F), items of immaterial value, and the Excluded Assets.

                (g) INVENTORY. The Inventory was acquired and has been maintained in accordance with Seller's regular business practices, consists of items of a quality and quantity useable or saleable in the ordinary course of business of the Business consistent with past practice, is valued at the lower of Seller's cost and market value on the Financial Statements, and with respect to Inventory intended for sale, is saleable at prices at least equal to the value thereof on the books of the Business.

                 (h) LABOR MATTERS.

             (i) Except as set forth on SCHEDULE 6(H), (a) Seller is not a party to or bound by any written or oral agreement, contract, commitment or arrangement with (A) any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant, in connection with the Business, or (B) any labor union or other representative of employees associated with the Business, (b) Seller has operated the Business, and the Business is, in compliance in all material respects with all applicable laws respecting employment and employment practices, (c) there is no unfair labor practice charge or complaint against Seller or the Business pending or to the knowledge of Seller threatened before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending or to the knowledge of Seller threatened with respect to the Business, (d) there is no labor strike, slow-down or work stoppage pending or to the knowledge of Seller threatened against Seller or the Business, (e) there is no charge or complaint pending or to the knowledge of Seller threatened against Seller or the Business before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (f) Seller has no knowledge that any federal, state or local agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to Seller or the Business, and no such investigation of which Seller is aware is in progress.

             (ii)

                 (i) CLAIMS AND LITIGATION. Except as set forth on SCHEDULE
6(I):

                      (i) there is no claim, legal action, suit, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award pending or to the best of Seller's knowledge threatened, against or affecting any of the transactions contemplated by this Agreement, the Business or any of the Acquired Assets, and Seller knows of no basis for the same;

                     (ii) there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental, regulatory or administrative official, body or authority pending or to the knowledge of Seller threatened against or affecting Seller, any of its assets (including without limitation the Acquired Assets), properties (including without limitation the Real Property), or business (including without limitation the Business), or any of its directors, officers or employees with respect to their activities as such directors, officers or employees, nor is there any basis for any such litigation, arbitration, investigation or proceeding; and


                     (iii) Within the ten (10) years immediately preceding the date of this Agreement, Seller has not been a defendant in any product liability litigation in respect of the Products, nor to Seller's knowledge has any such litigation been threatened against Seller during such period.

                 (j) LICENSES. APPENDIX IV contains copies of all Licenses. All Licenses and all other instruments, documents and agreements pursuant to which Seller has obtained the right to use any real or personal property included in the Acquired Assets are in good standing, valid and effective in accordance with their respective terms, and there is not under any License any existing default or event which, with notice or lapse of time, or both, would constitute a default which would have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business. The Licenses are all those used in or necessary for the lawful conduct of the Business as presently operated.

                 (k) COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS. Seller has not received notice of noncompliance with, and has complied in all material respects with, all laws, rules, regulations, ordinances, orders, judgments, and awards applicable to the Acquired Assets, the Products, the Business, and the Real Property or to which any of the Acquired Assets, the Products, the Business, and the Real Property is subject. Seller has not failed to obtain or to adhere to the requirements of any license, permit or authorization (including without limitation the Licenses) necessary to the ownership of the Acquired Assets, the Products, or the Real Property, or to the conduct of the Business. Neither Seller nor any director, officer, employee or agent of the Business or Seller has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any governmental, regulatory or administrative body or authority or an officer or employee of any client, customer or supplier of the Business.

                 (l) ENVIRONMENTAL MATTERS.

                     (i) Except as set forth on SCHEDULE 6(L), Seller has obtained all permits, licenses and other authorizations which are required under "Environmental Laws" for the use and operation of the Acquired Assets and the conduct of the Business. As used in this Agreement, "Environmental Laws" shall include, without limitation, any and all federal, state, local and foreign laws and requirements relating to health and safety and pollution or protection of the environment currently in effect, including laws and requirements relating to emissions, discharge, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient are, surface water, groundwater or land), or otherwise relating to the manufac-ture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. As used herein, "hazardous substances or wastes" shall include, without limitation, (A) gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls, alcohols, chemical solvents or related or similar materials, (B) any substance or material defined as a hazardous, extremely hazardous or toxic substance, material or waste or as a pollutant or contaminant under any Environmental Law, and (C) any asbestos or asbestos-containing substance.

                     (ii) Except as set forth on SCHEDULE 6(L), Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any and all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder by any federal, state or local court or other governmental authority, agency or instrumentality an applicable to the use or operation of the Acquired Assets, the Products or the conduct of the Business.

                     (iii) Except as set forth on SCHEDULE 6(L), Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Business as it is presently conducted with Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder by any federal, state or local court or other governmental authority, agency or instrumentality or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                     (iv) Except as set forth on SCHEDULE 6(L), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or to Seller's knowledge threatened against Seller in respect of the Business, the Acquired Assets or the Products and relating in any way to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, and Seller knows of no basis for the same.

                 (m) OSHA. Except as set forth on SCHEDULE 6(M), Seller has not violated, or received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970 or any other federal, state, local or foreign law (including rules and regulations thereunder) regulating or otherwise affecting the health and safety of employees associated with the Business.

                 (n) BACKLOG. The value of all outstanding Customer Contracts, exclusive of any amounts which have been paid to Seller on account thereof or which in accordance with GAAP are or should be classified as accounts receivable on the books of the Business, is greater than $10,000.00. Seller knows of no reason why the products and services represented by such Customer Contracts cannot be supplied or performed, as the case may be, at Seller's normal profit margins for such products and services.

                 (o) CONTRACTS.

                     (i) The Customer Contracts, the Vendor Contracts and the Leases are valid, binding and enforceable in accordance with their respective terms. The parties to the Customer Contracts, the Vendor Contracts and the Leases are in compliance in all material respects with the provisions thereof; no party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Customer Contract, Vendor Contract or Lease; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any thereof which default would have a material adverse effect on the Acquired Assets, the Products, or the operations, properties, prospects or financial condition of the Business.

                     (ii) APPENDIX I contains true and complete copies (or, to the extent oral, descriptions) of all contracts, purchase orders, commitments, undertakings and contractual arrangements with customers in respect of the Serviced Accounts, the Business or the Products. APPENDIX II contains true and complete copies (or, to the extent oral, descriptions) of all contracts, purchase orders, commitments, undertakings and contractual arrangements with vendors and suppliers in respect of the Serviced Accounts, the Business or the Products. APPENDIX III contains true and complete copies (or, to the extent oral, descriptions) of all leases, commitments, undertakings and contractual arrangements with vendors and suppliers in respect of leased Equipment.

                     (iii) No Customer Contract, Vendor Contract or Lease, in the reasonable opinion of Seller, contains any contractual requirement with which there is a reasonable likelihood that the Business or to Seller's knowledge any other party thereto will be unable to comply.

                 (p) INTELLECTUAL PROPERTY. The Business does not utilize any patent, trademark, trade name, service mark, copyright, trade secret or proprietary rights other than the Intellectual Property, and to the knowledge of Seller after diligent investigation, the use of the Intellectual Property does not conflict with, or infringe upon, any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary rights owned or claimed by another. Seller owns free and clear of all liens, encumbrances and similar rights all proprietary rights (including without limitation all patents, trademarks, trade names, service marks, copyrights and trade secrets) that are necessary for or used in the conduct of the Business as now conducted. Seller has not granted, conveyed, assigned, licensed, leased or otherwise transferred to any other person or entity any proprietary, financial or other interest, direct or indirect, in any unpatented design or device which Seller is using or the use of which is necessary in the operation of the Business as it is now, or within the past five (5) years has been, conducted.

                 (q) INSURANCE. The Acquired Assets are covered under the general liability, products liability and other forms of insurance described on SCHEDULE 6(Q) hereto (collectively, the "Insurance Policies"). Seller has not failed to give any notice or present any claim with respect to any Acquired Asset or the Real Property under any Insurance Policy in a timely fashion or in the manner or detail required by such Insurance Policy, and all unsatisfied notices and claims with respect to any Acquired Asset and the Real Property are listed on SCHEDULE 6(Q). Seller has not received any notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any Insurance Policy, and is not aware of any state of facts or event which might prevent Buyer from securing insurance in respect of the Acquired Assets.

                 (r) ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 6(R), all of the Accounts Receivable have been acquired or have arisen only in the ordinary course of business consistent with past practice and are not subject to any defenses, set-offs or counterclaims.

                 (s) TAXES. Seller has filed all federal, state, local and foreign tax returns and material information returns (collectively, the "Returns") required to be filed by it (taking into account any extensions of time to file granted to Seller as fully described in SCHEDULE 6(S) hereof and all such Returns being accurate and complete in all material respects) and Seller has paid all taxes, penalties and interest related thereto, and other charges of a comparable nature irrespective of how designated, which have been incurred or are shown to be due on the Returns or are otherwise due or claimed to be due from Seller or imposed on Seller or Seller's properties, assets, income, payroll, franchises, licenses, sales or use by any federal, state, local or foreign taxing authorities (collectively, "Taxes") with respect to periods ending on or prior to the date hereof. There are no material claims asserted for non-payment of Taxes upon Seller. All amounts required to be paid by Seller with respect to, and to be withheld from employees of the Business for, income taxes, social security, unemployment insurance, workers' compensation, or other taxes have been withheld, collected and paid, when and as due, to the appropriate governmental authority.

                 (t) NO ADVERSE CHANGE. Since the date of the Financial Statements, there has not occurred any material adverse change in the Acquired Assets or the Business.

                 (u) TRANSACTIONS WITH AFFILIATES. Except as described on
SCHEDULE 6(U) hereto, none of Seller's directors or officers owns or has owned, directly or indirectly, or has or has had an interest in excess of five percent (5%) of the voting control, either of record, beneficially or equitably, in any business, corporate or otherwise, which (i) owns or owned, within the past five (5) years, any asset or property which is or was the subject of any material contract, agreement, business arrangement, relationship or course of dealing with the Business, or (ii) was, within the past five (5) years, a party to any such contract, agreement, business arrangement, relationship or course of dealing, or (iii) conducts, or has within the past five (5) years conducted, the same business as, or a similar business to, that conducted by the Business unless such director(s) or officer(s) do(es) not participate, directly or indirectly, in the management thereof.

                 (v) BROKERS. Except for Wertheim Schroder, Inc., no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its directors, officers, employees, representatives or agents.

                 (w) RELATIONSHIP WITH VENDORS AND CUSTOMERS. Except as described on SCHEDULE 6(W), Seller is not aware of any facts or information upon which Seller concludes in its reasonable opinion that any customer (whether under a Serviced Account, Customer Contract or otherwise) or vendor (whether under a Vendor Contract or otherwise) intends to cease doing any material amount of business with the Business.

             (x) DISCLOSURE. No representation or warranty by Seller in this Agreement or in any Exhibits, Schedules or Appendices or agreements referred to herein (the "Ancillary Agreements") contains or will contain any untrue statement of a material fact or omits to state a material fact required to make the statements made not misleading and Seller has disclosed to Buyer any facts which could be expected to materially and adversely affect the Acquired Assets, the Products, the Business, or the transactions contemplated by this Agreement.

          7. REPRESENTATIONS AND WARRANTIES BY BUYER AND PARENT. Buyer and Parent represent and warrant to Seller as follows:

             (a) ORGANIZATION, STANDING, QUALIFICATION. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business and in good standing under the laws of the State of Tennessee and in each other jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified. Each of Buyer and Parent has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted, and to own, lease or operate its properties as and in the places where such business is now conducted and where such properties are now owned, leased or operated.

             (b) AUTHORITY AND BINDING EFFECT. Each of Buyer and Parent has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and all corporate and other proceedings required to be taken by Buyer and Parent to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken and have been approved by Buyer's and Parent's respective Boards of Directors. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer and of Parent, and constitutes, and will constitute on the Closing Date, the valid and binding obligation of Buyer and Parent enforceable in accordance with its terms.

             (c) APPROVALS, ETC. No approval, consent, withholding of objection or other authorization is required from, and no filing or registration is required to be made with, any court, administrative agency or governmental authority in connection with this Agreement or the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) compliance with and filings under the Exchange Act, if applicable, and (iii) compliance with and filings under state environmental statutes, if applicable.

             (d) NO CONFLICT. Neither execution and delivery nor performance by Buyer or Parent of this Agreement or of the transactions contemplated hereby will, with or without the giving of notice or passage of time or both, conflict with or result in a default, right to accelerate or loss of rights under, (i) any provision of Buyer's or Parent's respective Certificates of Incorporation or By-Laws, (ii) the terms of any equity securities or debt instruments issued by Buyer or Parent, (iii) any (A) franchise, mortgage, deed of trust, lease, license, loan agreement, or any other agreement or understanding, (B) law, ordinance, rule or regulation, or (C) order, judgment, award, decree, permit, license or registration to which Buyer or Parent is a party or by which either Buyer or Parent or their respective assets (excluding the Acquired Assets) may be bound or affected, or (iv) any license, permit, approval or registration issued by any governmental authority or other organization and held by Buyer or Parent, except where the conflict, default, right to accelerate or loss of rights under the same would not have a material adverse effect on the operations, properties, prospects or financial condition of Buyer or Parent.

             (e) CLAIMS AND LITIGATION. There is no claim, legal action, suit, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award pending or to the best of Buyer's or Parent's knowledge threatened, against or relating to the assets (excluding the Acquired Assets) or current business of Buyer or Parent and neither Buyer nor Parent knows of any basis for the same.

             (f) FINANCING. Parent will exercise commercially reasonable efforts to enable Buyer to make timely payment of the Cash Portion at the Closing, and Parent has no reason to believe that it cannot obtain the funds to satisfy the obligations of Parent and Buyer set forth herein.

             (g) BROKERS. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or Parent or any of their respective directors, officers, employees, representatives or agents.

             (h) FULL DISCLOSURE. No representation or warranty by Buyer or Parent in this Agreement or in any Ancillary Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact required to make the statements made not misleading.

          8. PRE-CLOSING COVENANTS AND AGREEMENTS.

             (a) CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof until the Closing Date, Seller will use the Acquired Assets only in the ordinary course, will maintain and preserve the Acquired Assets in their current condition (except for changes in the ordinary course of business), will take all steps necessary to keep the operations of the Business functioning properly, and will maintain the Insurance Policies. Seller shall not, without the prior written consent of Buyer, engage in any transaction related to the Acquired Assets or the Business not in the ordinary course or engage in any activity which could have a material and substantial adverse effect thereon. Seller shall use diligent efforts to preserve the Acquired Assets (except sales of Inventory in the ordinary course of business) and the Business, to keep available the services of the employees, agents and consultants associated with the Business, and to maintain the goodwill of the suppliers to and the customers of the Business. Without limiting the generality of the foregoing, Seller shall not, between the date of this Agreement and the Closing Date, without the prior written consent of Buyer:

                 (i) enter into any agreement, contract, commitment or arrangement (A) with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant, in connection with the Business, (B) with any labor union or other representative of employees, (C) for the future lease or purchase of, or payment for, supplies, products, machinery or equipment, or for the performance of services by a third party, involving in any one case $25,000.00 or more, other than Inventory purchases in the ordinary course of business consistent with Seller's levels of prior Inventory purchases, (D) to sell or supply products or to perform services, involving in any one case $25,000.00 or more, (E) with any representative, sales agency, dealer or distributor, (F) limiting or restraining the Business from engaging or competing in any lines of business with any person, or (G) any other agreement, contract, commitment or arrangement exceeding $25,000.00 in value;

                 (ii) grant rights under any license, franchise, or distributorship agreement in respect of the Business or the Products;

                 (iii) modify, amend, terminate, assign, waive, release or relinquish any rights or claims pursuant to any Customer Contract, Vendor Contract or Lease;

                 (iv) grant any increase in the salary or other compensation of, or grant any bonus to, the managers or other employees associated with the Business, or make any loan to or enter into any material transaction of any other nature with such managers or employees;

                 (v) take any action to institute any new severance or termination pay practices with respect to any managers or other employees associated with the Business or to increase the benefits payable under existing severance or termination pay policies; or

                 (vi) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any managers or other employees associated with the Business.

             (b) CONTINUED INFORMATION. Between the date of this Agreement and the Closing Date, Seller shall (i) advise Buyer of each significant business decision made by the senior management of the Business before each such decision is implemented or announced, and (ii) give Buyer prompt written notice of any material change in any of the information contained in Seller's representations and warranties set forth herein.

             (c) ACCESS. At all reasonable times during normal business hours prior to the Closing, Seller shall give Buyer and its representatives access to
(i) the Acquired Assets (and Seller's documentation related thereto) in order to verify the existence and condition thereof, (ii) Seller's sales records relating to the Products, the Business and the Serviced Accounts, and (iii) Seller's employees involved in the Business in order to review and discuss transition matters. Access to Seller's employees shall be subject to Seller's approval (which shall not be unreasonably withheld), at Seller's option shall be made in the presence of Seller or Seller's designee, and shall not disrupt or interfere with Seller's business operations.

             (d) NO INCONSISTENT ACTIVITIES. Neither Seller nor any of its officers, shareholders and other representatives will, directly or indirectly, from the date hereof to and including the Closing Date or the earlier termination of this Agreement, initiate, solicit, or participate in any way in proposals, discussions or negotiations with, or provide any information or assistance to, any third party concerning any acquisition of all or any part of the Acquired Assets or the Business (whether by merger, purchase of assets, tender offer or otherwise).

             (e) CONFIDENTIALITY. From and after the date hereof until the Closing Date, and thereafter if the transactions contemplated hereby are not consummated, (i) Buyer and Parent shall keep confidential all information relating to the Acquired Assets, the Products, the Business and Seller and shall not use any such information or disclose any such information to any third parties, and (ii) Seller shall keep confidential all information relating to Buyer, Parent and Electrocatalytic, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and shall not use any such information or disclose any such information to any third parties (in each case, other than (A) to professional advisors who have agreed to maintain such information in confidence, or (B) as shall be required in testimony pursuant to a subpoena issued by a court of competent jurisdiction, after first having given sufficient written notice thereof to the affected part so that such party has an opportunity to contest same). Information generally known to the public and to the industry, other than as a result of a party's breach of this SECTION 8(E), shall not be deemed confidential and is not subject to the terms and conditions of this SECTION 8 (E). If a breach of such obligation occurs or is threatened, in addition to any other rights and remedies provided in this Agreement or in law or at equity (each of which shall be independent and severally enforceable), the parties hereto shall have the right and remedy to have this SECTION 8(E) specifically enforced by any court having jurisdiction, it being agreed that such breach or threatened breach will cause irreparable injury to the affected party and that money damages alone will not provide an adequate remedy. The prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and expenses and other costs of any such legal action.

          9. CONDITIONS PRECEDENT TO BUYER'S AND PARENT'S OBLIGATIONS. The obligations of Buyer and Parent under this Agreement are subject, at the option of Buyer and Parent, to fulfillment or waiver of each of the following conditions at or prior to the Closing, and Seller shall exert all reasonable efforts to cause each such condition to be so fulfilled:

             (a) All representations and warranties of Seller contained herein, or in any document delivered in connection with this Agreement, shall be correct and complete in all material respects when made and shall be deemed to have been made again at and as of the Closing.

             (b) All agreements and obligations required by this Agreement to be performed by Seller at or before the Closing shall have been duly performed.

             (c) Since the date of this Agreement, there shall not have occurred any material adverse change, or the discovery of a condition or the occurrence of any event which would result in a material adverse change in the Acquired Assets or the Business.

             (d) All documents and agreements required to be delivered to Buyer at or prior to the Closing shall have been so delivered and Seller shall be able to deliver and convey full, actual an unimpeded possession of, and unencumbered title (except for the Permitted Liens or relating to the Assumed Obligations) to, all of the Acquired Assets.

             (e) No governmental agency (federal, state, or local) or any other person or entity shall have: (i) objected to or sought to prevent or limit (by notice, legal process or otherwise) the consummation of any of the transfers, payments or other transactions contemplated hereby, (ii) indicated an intention to attempt to set aside any of such transfers, payments or other transactions, whether before or after its consummation, or to cause Buyer to withhold any payment to Seller or to divest itself of any of the property acquired, or (iii) asserted that any of such transfers, payments or other transactions are not in compliance with law.

             (f) No limitation or restriction shall exist as to the transfer of the Acquired Assets by Seller to Buyer or as to the payment of the Cash Portion by Buyer to Seller, and all other legal requirements applicable to the transfer of the Acquired Assets by Seller to Buyer and of the Cash Portion by Buyer to Seller shall have been satisfied.

             (g) The contract respecting the specialty TBHQ opportunity shall have been executed and shall be in full force and effect, a true and complete copy of such contract shall have been delivered to Buyer, and Eastman Chemicals shall have consented to the assignment of such contract to Buyer.

             (h) There shall be delivered to Buyer a certificate executed by the President or a Vice President of Seller, dated as of the Closing Date, certifying that the conditions set forth in paragraphs (a) through (g), inclusive, of this SECTION 9 have been fulfilled.

             (i) Buyer shall have obtained financing for the Cash Portion and capitalization of the Business upon commercially reasonable terms or on terms otherwise satisfactory to Buyer.

             (j) The waiting period under the HSR Act shall have expired without any adverse determination having been made thereunder.

             (k) The results of Buyer's due diligence of Seller, the Business and the Acquired Assets, including litigation and environmental compliance, shall not have disclosed a condition or occurrence which would result in a material adverse change in the Acquired Assets, the Products or the operations, properties, prospects or financial condition of the Business.

             (l) The Reimbursement Account (as defined in SECTION 12(H) hereof) shall have been established and funded by Seller with at least $100,000.00.

         10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligations of Seller at the Closing shall be subject, at the option of Seller, to fulfillment or waiver of each of the following conditions at or prior to the Closing, and Buyer and Parent shall exert all reasonable efforts to cause each such condition to be so fulfilled:

             (a) All representations and warranties of Buyer and Parent contained herein, or in any document delivered in connection with this Agreement, shall be correct and complete in all material respects when made and shall be deemed to have been made again at and as of the Closing.

             (b) All agreements and obligations required by this Agreement to be performed by Buyer and Parent at or before the Closing shall have been duly performed.

             (c) All documents and agreements required to be delivered to Seller at or prior to the Closing shall have been so delivered.

             (d) No governmental agency (federal, state, or local) or any other person or entity shall have: (i) objected to or sought to prevent or limit (by notice, legal process or otherwise) the consummation of any of the transfers, payments or other transactions contemplated hereby, (ii) indicated an intention to attempt to set aside any of such transfers, payments or other transactions, whether before or after its consummation, or to cause Buyer to withhold any payment to Seller or to divest itself of any of the property acquired, or (iii) asserted that any of such transfers, payments or other transactions are not in compliance with law.

             (e) There shall be delivered to Seller certificates executed by the President or Vice President of Buyer and of Parent, dated as of the Closing Date, certifying that the conditions set forth in paragraphs (a) through (d), inclusive, of this SECTION 10 have been fulfilled.

             (f) Parent shall have amended its Certificate of Incorporation to create the PIK Stock with the designations and preferences described on EXHIBIT M.

             (g) The waiting period under the HSR Act shall have expired without any adverse determination having been made thereunder.

             (h) The results of Seller's due diligence of Parent and its business and operations, including litigation and environmental compliance, shall not have disclosed a condition or occurrence which would result in a material adverse change in Parent's business, assets or operations.

             (i) Seller shall have received the consent from The First National Bank of Chicago, as agent under Seller's senior secured credit facility outstanding as of the date of this Agreement, to consummate the transactions contemplated by this Agreement.

             (j) Seller shall have received the consent of a majority in interest of the holders of its 12.75% Series B Senior Subordinated Notes due 2004 to amend the Indenture dated August 4, 1994 by and among Seller, Signal Investment & Management Co. as guarantor and SouthTrust Bank of Alabama, N.A. as trustee (the "Indenture") in order to permit the Seller to receive and hold the

PIK Stock as a permitted investment under the terms of the Indenture.

         11. INDEMNIFICATION.

             (a) INDEMNITY FROM SELLER. Subject to the limitations set forth in SECTION 11(D) and SECTION 12(K), Seller hereby agrees to indemnify, defend and hold harmless from and after the Closing Buyer and Parent and their respective officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against all losses, judgments, settlements, claims, fines, penalties, liabilities, damages, costs or expenses (including without limitation attorneys' fees) (collectively, "Losses") asserted against or incurred or sustained by Buyer or Parent or such other persons or entities to the extent of the Losses arising out of or resulting, in whole or in part, from:

                 (i) any breach of any warranty or any misrepresentation by Seller, or the non-performance of any covenant, agreement or obligation to be performed on the part of Seller under this Agreement or any of the Ancillary Agreements;

                 (ii) any claim, liability or obligation arising out of or relating to any Excluded Obligation;

                 (iii) any claims or actions by third parties (including,
             without limitation, employees, former employees, and governmental entities) relating to any of the Acquired Assets, the Products, or the Business, and accruing on or before the Closing Date, or any acts or omissions of Seller with respect to third parties, whether or not disclosed to Buyer, and whether accrued or occurring before or at the Closing that do not relate to the Assumed Obligations;

                 (iv) any claim or allegation that any of the Intellectual Property or the ownership, marketing, licensing, sale or use thereof or of any of the other Acquired Assets or the Products infringes any patent, copyright, trademark, or other proprietary third party right;

                 (v) any and all other debts, obligations or liabilities of Seller at any time or any third party claims or claims from Seller's creditors attributable thereto (except to the extent that any such debt, obligation or liability is expressly assumed by Buyer pursuant to SECTION 2 hereof); and

                 (vi) all reasonable costs, fees and expenses (including attorneys' fees) incident to any of the foregoing or incurred in enforcing this indemnity.

             (b) INDEMNITY FROM BUYER AND PARENT. Buyer and Parent hereby agree to indemnify, defend and hold harmless Seller and its officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against and to the extent of all Losses asserted against or incurred or sustained by Seller or such other persons or entities arising out of or resulting from in whole or in part:

                 (i) any breach of any warranty or any misrepresentation by Buyer or Parent, or the non-performance of any covenant, agreement or obligation to be performed by Buyer or Parent under this Agreement of any of the Ancillary Agreements;

                 (ii) any claims, liability or obligation arising out of or relating to any Assumed Obligation;

                 (iii) any claims or actions by third parties (including
             without limitation, employees, and governmental entities) relating to any of the Acquired Assets, the Products or the Business, and accruing after the Closing Date;

                 (iv) all reasonable costs, fees and expenses (including attorneys' fees) incident to any of the foregoing or incurred in enforcing this indemnity.

             (c) NOTICE AND OPPORTUNITY TO DEFEND.

                 (i) Promptly after the receipt by any person or entity entitled to indemnification hereunder (the "Indemnified Party") of notice of any claim or the commencement of any action or proceeding by a third party covered by the above indemnity, the Indemnified Party will, if a claim with respect thereto is to be made against another party hereto (the "Indemnifying Person") pursuant to SECTION 11(A) or 11(B), as the case may be, give such Indemnifying Person written notice of such claim or the commencement of such action or proceeding, provided that failure of the Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the obligations under this SECTION 11 of the Indemnifying Person with respect thereto except to the extent that such Indemnifying Person can demonstrate actual loss or prejudice as a result of such failure.

                 (ii) Unless the Indemnified Party reasonably believes that the Indemnifying Person will be unable or not required to fully indemnify the Indemnified Party for any such claim, action or proceeding, the Indemnifying Person may elect to defend against such claim or defend such action or proceeding, at its sole cost and expense, and in such event the Indemnified Party shall, at its sole expense, have the right to participate in (but not control) the defense through counsel chosen by the Indemnified Party. So long as the Indemnifying Person (A) is in good faith so defending, and complying with each of its obligations under this SECTION 11 or (B) is not given the opportunity to so defend pursuant to the preceding sentence, as the case may be, the Indemni-fied Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. In no event shall Seller, if it is the Indemnifying Person in respect of any claim described in SECTION 11(A)(IV) hereof, be entitled to settle any such claim without Buyer's written consent, PROVIDED that if Buyer refuses to accept a settlement offer for which Seller is prepared to provide complete indemnification in accordance with Seller's obligations under this SECTION 11, Buyer thereafter shall be responsible for paying Buyer's attorneys' fees and expenses arising from continued litigation, but Seller shall remain responsible for payment of the ultimate judgment, if any, to the extent of Seller's obligations under this SECTION 11.

                 (iii) If the Indemnifying Person cannot or does not elect to defend a claim against the Indemnified Party or does not so defend and continue to so defend in compliance with all of the terms of this SECTION 11, the Indemnified Party may defend such claim, action or proceeding in such manner as the Indemnified Party may deem appropriate, including, but not limited to, settling such claim, action or proceeding (but after giving notice of the same to the Indemnifying Person) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Person will promptly indemnify the Indemnified Party in accordance with the provisions of
SECTION 11(A) or 11(B), as the case may be.

             (d) LIMITATION ON LIABILITY. Seller shall not have any obligation to indemnify Buyer or Parent under this SECTION 11 until Buyer and Parent have suffered Losses that, in the aggregate, equal or exceed $100,000.00, PROVIDED that Losses arising out of or resulting from a breach of any representation, warranty, indemnity, covenant or agreement contained in Section 6(s) hereof (collectively, "Tax Losses") shall not be included in such calculation, and Seller shall be obligated to indemnify Buyer or Parent for all such Tax Losses in accordance with Section 11(a) above. Seller shall be obligated to indemnify Buyer and Parent from and against any Loss(es) after such time as such Loss(es) (other than Tax Losses) equal or exceed $100,000.00. In no event shall Seller be obligated to indemnify Buyer or Parent from and against any Losses after such time, if ever, as Seller has paid an aggregate of the Purchase Price, as adjusted, to Buyer or Parent pursuant to this SECTION 11, PROVIDED that there shall be no limit on Seller's obligation to indemnify Buyer and Parent for Losses arising out of or resulting from a breach of any representation, warranty, indemnity, covenant or agreement contained in SECTION 6(L) or Tax Losses hereof, and PROVIDED FURTHER that any Loss arising from a breach of SECTION 6(L) or Tax Losses shall not be counted in the calculation of the cap on indemnity described in this SECTION 11(D). In the event that on the sixth anniversary of the Closing Date (A) Buyer and/or Parent have sustained unreimbursed Losses arising out of or resulting from a breach of any representation, warranty, indemnity, covenant or agreement contained in
SECTION 6(L) hereof, and (B) Seller owns all or any portion of the PIK Stock, Seller may elect to indemnify Buyer and Parent for up to $500,000.00 of such Losses by (x) waiving Seller's right to a dividend in respect of the PIK Stock, on a dollar for dollar basis, in such amount, (y) paying such Loss in cash, or (z) electing to reduce the conversion privileges of the PIK Stock so that all of the PIK Stock could be converted into 20% of the shares of the common stock of Parent outstanding on the date of this Agreement rather than 21% as currently provided in the description of the PIK Stock set forth on EXHIBIT L hereto. To the extent that Buyer would have suffered a Loss but for the adjustment in the Purchase Price in accordance with SECTION 3(B) hereof on the basis of Net Working Capital as of the Closing Date or the reimbursement of environmental remediation expenses through the Reimbursement Account (as hereinafter defined), then such amounts shall not be deemed a Loss for purposes of this
SECTION 11.

             (e) ADJUSTMENTS. Buyer and Seller shall make appropriate adjustments for the receipt by the Indemnified Party of tax benefits and insurance proceeds, if any, in determining the amount of the Loss for purposes of this SECTION 11.

         12. MISCELLANEOUS COVENANTS AND AGREEMENTS.

             (a) BULK SALES COMPLIANCE. Buyer and Seller hereby waive compliance with the provisions of any applicable bulk sales law of the Uniform Commercial Code of any state including Tennessee ("Bulk Sales Laws") to the extent applicable to any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller hereby agrees to continue to operate its business (other than the Business) after the Closing, which Seller warrants constitutes more then 60% of its current gross sales, and will discharge when due all claims of creditors or other persons, entities or governmental agencies which could be asserted against

Buyer, whether by reason of any noncompliance with any Bulk Sales Laws or other tax provisions or otherwise, without recourse or liability of Buyer. Seller hereby agrees to indemnify, defend and hold harmless Buyer, its affiliates, successors and assigns from and against (and shall, on demand, reimburse Buyer for) any Losses suffered or incurred by Buyer or its affiliates, successors or assigns in connection with any failure to comply with the provisions of any Bulk Sales Law or any tax laws or provisions or any failure of Seller timely to discharge any such claims relating thereto.

             (b) CONSENTS TO ASSIGNMENT. To the extent that any of the Customer Contracts, Vendor Contracts, Licenses or Leases are not assignable without the consent of a third party and such consent is not obtained, neither this Agreement nor any related document shall constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. From and after the execution hereof, Seller agrees to use all reasonable efforts to obtain the consent of the other party to each Customer Contract, Vendor Contract and Lease and the issuer of each License to the assignment thereof to Buyer. If such consent is not obtained, each of the parties agrees to cooperate with the other in any reasonable alternative arrangement to provide Buyer the benefits of the Customer Contracts, Vendor Contracts, Leases and Licenses.

             (c) CONFIDENTIALITY. Subject to SECTION 12(D) hereof with respect to information concerning the terms of this Agreement, from and after the Closing Seller, with respect to information relating to the Acquired Assets, the Products and the Business, and Buyer and Parent, with respect to any other information disclosed by Seller to Buyer which is confidential and proprietary to Seller, shall keep confidential all such information and shall not use any such information or disclose any such information to any third parties (other than (i) to professional advisors who have agreed to maintain such information in confidence, (ii) as shall be required in testimony pursuant to a subpoena issued by a court of competent jurisdiction, after first having given sufficient written notice thereof to the other party or parties, as the case may be, so that the other party or parties have an opportunity to contest same, (iii) as shall be required by the rules and regulations of the Securities and Exchange Commission, or (iv) as shall be required for the completion of tax returns). Information generally known to the public and to the industry, other than as a result of a breach of this SECTION 12(C) by the party charged with disclosure in violation of this SECTION 12(C), shall not be deemed confidential and is not subject to the terms and conditions of this
SECTION 12(C). If a breach of such obligation occurs or is threatened, in addition to any other rights and remedies provided in this Agreement or in law or at equity (each of which shall be independent and severally enforceable), the aggrieved party shall have the right and remedy to have this SECTION 12(C) specifically enforced by any court having jurisdiction, it being agreed that such breach or threatened breach will cause irreparable injury to such aggrieved party and that money damages alone will not provide an adequate remedy. The prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and expenses and other costs of any such legal action.

             (d) RELEASE OF INFORMATION. The parties hereto agree to cooperate in releasing information concerning this Agreement and the transactions contemplated herein. Until after the Closing, each of the parties hereto shall furnish to the other party drafts of all releases prior to publication thereof, all filings to be made with governmental authorities prior to the filing thereof, and all notices to customers and vendors of the Business prior to the distribution thereof, to the extent such releases, filings or notices relate to this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party at any time from (i) furnishing any information to any governmental agency or (ii) disclosing any information if required by law.

             (e) FINDERS. With respect to all Losses, if any, arising from the employment or other engagement by either party hereto of, or from services rendered to such party by, any finder, broker, agent or other intermediary in connection with the introduction or bringing together of the parties hereto, or the negotiation or consummation of this Agreement or any related agreement referred to herein (or any allegation having a reasonable basis as to any such employment or other engagement or services), such party shall indemnify, defend and hold the other party and the affiliates, successors and assigns of such other party harmless against such Losses.

             (f) ACCESS TO CUSTOMERS AND SUPPLIERS. At the election of Buyer from time to time prior to or within 120 days subsequent to the Closing Date, Seller shall provide reasonable access and introductions to the customers of and suppliers to the Business.

             (g) REIMBURSEMENT OF SEPARATION EXPENSES. Seller agrees that subsequent to the Closing it will reimburse Buyer up to an aggregate of Three Hundred Thousand Dollars ($300,000.00) incurred by Buyer in connection with the separation of the Business from Seller's plant facilities. The amounts described in this SECTION 12(G) will be paid within ten (10) business days of submission to Seller of invoices specifying the services rendered or the products purchased.

             (h) REIMBURSEMENT OF ENVIRONMENTAL EXPENSES. Seller agrees that subsequent to the Closing it will reimburse Buyer up to an aggregate of Four Hundred Thousand Dollars ($400,000.00) incurred by Buyer in connection with tank farm remediation, underground tank removal and related improvements, and air and water remediation, but not for production assets.

             (i) REIMBURSEMENT ACCOUNT. The amounts described in SECTIONS 12(I) and 12(H) hereof will be paid from an account to be established by Seller at a financial institution satisfactory to Buyer and funded entirely by Seller to the extent of $700,000.00 (the "Reimbursement Account"). The Reimbursement Account shall be funded initially by Seller with a deposit of $100,000.00. The Reimbursement Account shall at all times contain at least $100,000.00, until such time as at least $600,000.000 of expenses have been paid through the Reimbursement Account, after which time the Reimbursement Account shall contain the difference between the amounts so paid and $700,000.00, except in the ten (10) business day period immediately following any draw from the Reimbursement Account for purposes of reimbursing Buyer for a covered expense. Seller shall authorize withdrawals to reimburse Buyer from the Reimbursement Account no later than ten (10) business days following receipt by Seller of detailed invoices specifying the services rendered or the products purchased, unless Seller has theretofore provided Buyer with a written explanation of the basis for Seller's objection to providing reimbursement for any item described on such invoice. If Seller delivers such a written objection in a timely manner, and Buyer and Seller are unable, within fifteen (15) days of Buyer's receipt of such objection, to resolve their dispute respecting any item or items for which Buyer has requested and Seller has refused reimbursement, such dispute shall be resolved as follows:

                 (i) all disputes with respect to any item or items for which Buyer has requested reimbursement under SECTION 12(G) above shall be resolved on the basis of whether the expense was incurred by Buyer in connection with the separation of the Business from Seller's plant facilities by an independent certified public accountant selected by Buyer and Seller;

                 (ii) all disputes with respect to any item or items for which Buyer has requested reimbursement under SECTION 12(H) above shall be resolved on the basis of whether the expense was incurred in connection with any activity relating to tank farm remediation, underground tank removal or air and water remediation (each a"Permitted Environmental Reimbursement") by an independent environmental consultant selected by Buyer and Seller; and

                 (iii) if Buyer and Seller are unable to agree upon either of the consultants referred to in subsections (i) and (ii) of this SECTION 12(I), Buyer and Seller each shall select an independent certified public accountant with respect to a dispute under SECTION 12(G) above or an environmental consultant with respect to a dispute arising under SECTION 12(H) above and the two consultants so selected shall select a third consultant in their respective fields, and such dispute shall be resolved by the third consultant so selected. The determination of the consultants described in this SECTION 12(I) shall be final and binding on both Buyer and Seller. Any expenses relating to the engagement of said consultants for purposes of resolving a dispute under this SECTION 12(I) shall be shared equally by Buyer and Seller, and shall not be counted toward the aggregate $665,000.000 limit on Seller's obligations described in SECTIONS 12(G) and 12(h) above.

             (j) REIMBURSEMENT OF TBHQ EXPENSES. Seller agrees to reimburse Buyer any and all costs associated with the purchase and installation of equipment for the specialty TBHQ opportunity, as more fully described on
SCHEDULE 12(J) hereto. The amounts described in this SECTION 12(J) will be paid to Buyer within ten (10) business days of receipt by Seller of invoices specifying the services rendered or the products purchased, or, alternatively, Seller shall have the right to pay the applicable vendors, suppliers and contractors directly.


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


             (k) ACCOUNTS RECEIVABLE MATTERS. After the Closing Date, Seller shall cooperate with Buyer regarding the collection of Accounts Receivable. Seller agrees to promptly transfer or deliver to Buyer any cash or other property received, directly or indirectly, by Seller in respect of any Account Receivable, with all such endorsements as are necessary for transfer.

             (l) SURVIVAL. Each representation, warranty, indemnity, covenant and agreement made by Seller or Buyer in this Agreement or in any Ancillary Agreement shall survive the Closing through but not beyond the third anniversary of the Closing Date except that (i) each representation, warranty, indemnity, covenant and agreement contained in SECTION 6(P) shall survive through but not beyond the fifth anniversary of the Closing Date, and
(ii) each representation, warranty, indemnity, covenant and agreement contained in SECTIONS 6(L), 6(S), 11 (only to the extent related to representations and warranties contained in SECTION 6(L) or SECTION 6(S)), 12(C), 12(G), 12(H), 12(J) and 12(K) of this Agreement shall survive the Closing Date indefinitely, and any claims relating to a breach of such designated representations, warranties, covenants or agreement or claims to recover under such indemnities shall not be subject to any defense based upon non-survival of such representations, warranties, indemnities, covenants and agreements.

             (m) APPROVALS; HSR INDEMNITY. Seller shall use its best efforts to obtain the third party approvals described in SECTION 10(I) hereof. In the event that Seller is unable to obtain such approvals prior to April 28, 1995, Seller shall reimburse

Buyer any and all filing fees associated with filings made by Buyer pursuant to the HSR Act.

             (n) FINANCIAL REVIEW. The parties acknowledge that Financial Statements have been examined by Buyer's independent public accountants and, on the basis thereof, Buyer and Seller have agreed to make certain adjustments in the Financial Statements and in the consideration to be paid to Seller under this Agreement. Notwithstanding the generality of the foregoing sentence, nothing contained in this Section 12(n) shall constitute a release or waiver by Buyer of any of its rights or remedies (including, without limitation, Buyer's rights under Section 11) under this Agreement or at law with respect to any change in the Financial Statements, as adjusted, or with respect to any other facts, conditions or events which may come to the attention of Buyer after the date of this Agreement or shall otherwise affect Buyer's right to conduct due diligence of Seller or its business after the date of this Agreement.

         13. TERMINATION.

             (a) TERMINATION GENERALLY. This Agreement may be terminated at any time prior to the Closing by any one of the following methods:

                 (i) MUTUAL CONSENT. By Buyer and Seller mutually agreeing in writing to terminate this Agreement; or

                 (ii) BY BUYER. By Buyer in writing if any of the conditions provided in SECTION 9 hereof has not been fulfilled, and has not been waived by Buyer in writing, on or before April 28, 1995; or in accordance with SECTION 13(B) hereof; or if any of the following has occurred: appointment of a receiver or liquidator for Seller or any of its properties or the filing of any petition by or against Seller seeking adjudication of Seller as a bankrupt or insolvent or the making of any assignment for the benefit of creditors of Seller or admission by Seller in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of Seller under any federal or state law relating to bankruptcy or the relief of debtors; or

                 (iii) BY SELLER. By Seller in writing if any of the
             conditions provided in SECTION 10 hereof has not been fulfilled, and has not been waived by Seller in writing, on or before April 28, 1995; or if any of the following has occurred: appointment of a receiver or liquidator for Buyer or any of its properties or the filing of any petition by or against Buyer seeking adjudication of Buyer as a bankrupt or insolvent or the making of any assignment for the benefit of creditors of Buyer or admission by Buyer in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of Buyer under any federal or state law relating to bankruptcy or the relief of debtors.

In the event this Agreement is terminated in accordance with this SECTION 13(A) or in accordance with SECTION 13(B), no party to this Agreement shall have any obligation or liability of any nature whatsoever (including without limitation any right to specific performance) to any other party hereto except as specifically set forth in this Agreement and in any confidentiality agreement between Buyer and Seller.

             (b) ASSET CASUALTY. In the event more than ten percent (10%) in the aggregate of the Real Property, Equipment and Inventory is damaged, condemned or otherwise rendered unusable (an "Asset Casualty") between the date hereof and the Closing Date,


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


Seller shall have sixty (60) days from the occurrence of such Asset Casualty to correct such damage or restore the usability of the applicable assets. The Closing Date shall be extended until (but not beyond, except at Buyer's option) the earlier of (i) the end of such sixty (60) day period, or (ii) the date that Seller has corrected such Asset Casualty or restored the usability of the affected assets. Notwithstanding the foregoing, Buyer shall have the right to terminate this Agreement and refuse to close on such delayed Closing Date if such Asset Casualty has resulted in (x) the loss or cancellation of any contracts or purchase orders for any one or more of the twenty-five (25) customers of Seller having the largest sales (by dollar volume), (y) a material loss or cancellation of any other Customer Contracts or Serviced Accounts, or (z) a substantial reduction in orders for Products (compared with a comparable period prior to the occurrence of such Asset Casualty), and Seller has been unable to recover such business (or equivalent business) on or before such delayed Closing Date.

             (c) EFFECT OF TERMINATION. In the event that any termination of this Agreement pursuant to this SECTION 13 is due to (i) the intentional non-fulfillment of any covenant or agreement by any party hereto or (ii) the misrepresentation or breach of warranty on the part of any party hereto and such party had actual knowledge of such misrepresentation or breach of warranty or had actual knowledge of facts creating a substantial risk of such misrepresentation or breach, the party in breach or default shall be liable to the other parties to the extent of the expenses (including without limitation reasonable legal, accounting and consulting fees and expenses) incurred by such other parties in connection with this Agreement and for damages. Buyer, Seller and Parent agree that the obligations set forth in this SECTION 13(C) are intended to survive any termination of this Agreement.

         14. NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) when delivered via telecopier (and immediately confirmed by mail), or (iii) three
(3) business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, to the party to receive notice at the address set forth below or to such other or additional address as either party shall have specified by notice to the other party in accordance with this SECTION 14.

         If to Seller, at:

             Chattem, Inc.
             1715 West 38th Street
             Chattanooga, Tennessee 37409
             Attention: President
             Facsimile: (615) 821-0395

         with a copy to:

             Miller & Martin
             Suite 1000 Volunteer Building
             832 Georgia Avenue
             Chattanooga, Tennessee 37402-2289
             Attention: A. Alexander Taylor, II, Esq.
             Facsimile: (615) 785-8426

         If to Buyer, at:

             Chattem Chemicals, Inc.
             163 Washington Valley Road
             Warren, New Jersey 07059
             Attention: President
             Facsimile: (908) 627-9496


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


         with a copy to:

             Pitney, Hardin, Kipp & Szuch
             P.O. Box 1945
             Morristown, New Jersey 07962-1945
             Attention: Lori J. Braender, Esq.
             Facsimile: (201) 966-1550

         If to Parent, at:

             Elcat, Inc.
             163 Washington Valley Road
             Warren, New Jersey 07059
             Attention: President
             Facsimile: (908) 627-9496

         with a copy to:

             Pitney, Hardin, Kipp & Szuch
             P.O. Box 1945
             Morristown, New Jersey 07962-1945
             Attention: Lori J. Braender, Esq.
             Facsimile: (201) 966-1550

         15. MISCELLANEOUS.

             (a) ENTIRE AGREEMENT. This Agreement and the Schedules, Exhibits and Appendices hereto constitutes the entire agreement and sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party (including without limitation that certain Confidentiality Letter dated October 25, 1994 from Buyer to Seller, care of Wertheim Schroder, Inc.), and may not be modified, amended or terminated except by mutual consent of Buyer, Seller and Parent by a written agreement specifically referring to this Agreement and signed by Buyer, Seller and Parent.


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


             (b) NO WAIVER; REMEDIES. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, and no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges afforded the parties to this Agreement shall be cumulative and shall to be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority.

             (c) SPECIFIC PERFORMANCE. The parties hereto acknowledge that prior to the Closing the legal remedy for breach by any of them of their respective obligations hereunder will be inadequate and, therefore, in the event of any actual or threatened breach of any such obligation prior to the Closing (and provided this Agreement has not been terminated in accordance with SECTION 13 hereof), Buyer, Seller and Parent agree that, in addition to any other available remedy, such obligation may be specifically enforced against any of them through injunctive or other equitable relief obtained from a court with appropriate jurisdiction. The prevailing party shall be entitled to recover from the losing party attorneys' fees and expenses and other costs of any such legal action.

             (d) ASSIGNMENT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; PROVIDED that no party may transfer or assign its rights or delegate its performance hereunder without the prior written consent of the other parties. This Agreement shall be for the sole benefit of Seller, Buyer and Parent and their respective successors and assigns, and shall not be construed to provide any benefits to any third parties.

             (e) HEADINGS; REFERENCES. The Table of Contents, the Index of Schedules, Exhibits and Appendices and the Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of any Schedule, Exhibit, Appendix, Section or paragraph. Unless otherwise expressly stated herein, references to Exhibits, Schedules, Appendices, Sections and clauses shall refer to Exhibits, Schedules, Appendices, Sections and clauses of this Agreement.

             (f) COOPERATION. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may reasonably be requested by the other parties in order to carry out the provisions and purposes of this Agreement.

             (g) TRANSACTION EXPENSES. Whether or not the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically provided herein.

             (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

             (i) SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect; and the application of any such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

             (j) GOVERNING LAW; JURISDICTION. This Agreement and all amendments hereto shall be governed by and construed in accordance with the internal laws of the State of Tennessee applicable to contracts made and to be performed therein. Each party submits to the jurisdiction of any state court sitting in Chattanooga, Tennessee or federal court for the Eastern District of Tennessee in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any such action or proceeding in any other court.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         SELLER:

                                         CHATTEM, INC.


                                         By: /s/ ROBERT E. BOSWORTH
                                            -------------------------------
                                            Name: Robert E. Bosworth
                                            Title: Executive Vice President

                                         BUYER:

                                         CHATTEM CHEMICALS, INC.


                                         By: /s/ JOHN M. SCANSAROLI
                                            -------------------------------
                                            Name: John M. Scansaroli
                                            Title: President

                                         PARENT:

                                         ELCAT, INC.


                                         By: /s/ JOHN M. SCANSAROLI
                                            -------------------------------
                                            Name: John M. Scansaroli
                                            Title: President









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